EXHIBIT 99.6

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of First Perry and HNB may have appeared had the business actually been combined as of the date indicated.  The unaudited pro forma combined balance sheet at September 30, 2008 assumes the consolidation was completed on that date.  The unaudited pro forma combined income statement for the nine months ended September 30, 2008 gives effect to the consolidation as if the consolidation had been completed January 1, 2008.  The unaudited pro forma combined financial information shows the impact of the consolidation on First Perry’s and HNB’s combined financial position and results of operations under the purchase method of accounting with First Perry treated as the acquirer from an accounting standpoint.  Under this method of accounting, Riverview will be required to record the assets and liabilities at First Perry at their historical values and HNB at their estimated values as of the date the consolidation is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Perry and HNB that can be found elsewhere in the joint proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented.  Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset disposition and share repurchases, among other factors.  In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the consolidation based upon changes in the balance sheet, including fair value estimates.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2008

	First Perry Bancorp, Inc.	HNB Bancorp, Inc.	Pro Forma Adjustments		Riverview Pro Forma Combined
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$1,665	$2,514	$—		$4,179
Interest bearing deposits	161	89	—		250
Federal funds sold	—	347	—		347
Total cash and cash equivalents	1,826	2,950	—		4,776
Interest bearing time deposits with banks	—	650	—		650
Securities available for sale	16,640	14,390	—	(9)	31,030
Securities held to maturity	—	24	—	(9)	24
Total securities	16,640	14,414	—		31,054
Loans, net of unearned income	106,808	67,002	(639	)(10)(11)	173,711
Less: allowance for loan losses	(1,023)	(625)	475	(11)	(1,173)
Total net loans	105,785	66,377	(164	)(10)	171,998
Premises and equipment	5,041	2,180	71	(8)	7,292
Accrued interest receivable	466	419	—		885
Investment in restricted stock	1,291	483	—		1,774
Investment in life insurance	2,950	2,257	—		5,207
Foreclosed real estate	—	42	—		42
Goodwill	—	—	1,215	(1)	1,215
Identifiable intangible assets	—	—	173	(1)	173
Other assets	1,195	363	(226	)(2)(5)	1,332
Total assets	$135,194	$90,135	$1,069		$226,398

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$10,940	$7,960	$—		$18,900
Demand, interest bearing	17,471	7,582	—		25,053
Savings	14,585	12,830	—		27,415
Time	51,591	44,650	124	(3)	96,365
Total deposits	94,587	73,022	124		167,733
Short-term borrowings	17,939	3,046	—		20,985
Long-term borrowings	8,874	2,500	33	(4)	11,407
Accrued interest payable	250	231			481
Other liabilities	517	521	411	(5)	1,449
Total Liabilities	122,167	79,320	568		202,055

Shareholders’ equity
Common stock	102	25	748	(6)(7)	875
Surplus	696	125	9,946	(6)(7)	10,767
Retained earnings	12,708	11,034	(11,034	)(7)	12,708
Treasury stock	(472)	—	472	(6)	—
Accumulated other comprehensive loss	(7)	(369)	369	(7)	(7)
Total Shareholders’ Equity	13,027	10,815	501		24,343

Total Liabilities and Shareholders’ Equity	$135,194	$90,135	$1,069		$226,398

Pro forma per share data (A):
Book value per share	$13.53	$13.73			$14.26
Tangible book value per share	$13.53	$13.73			$13.12
Shares outstanding	962,585	787,500			1,750,085

(A)                              Share data is restated to a pro forma per share equivalent basis based on the recapitalization at the exchange ratios of 2.435 for First Perry and 2.520 for HNB.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

NINE MONTHS ENDED SEPTEMBER 30, 2008

	First Perry Bancorp, Inc.	HNB Bancorp, Inc.	Pro Forma Adjustments		Riverview Pro Forma Combined
	(In Thousands, Except Share Data)
Interest income
Loans, including fees	$4,647	$3,282	$(43	)(10)	$7,886
Investment securities	573	488	80	(9)	1,141
Federal funds sold	27	3	—		30
Interest-bearing deposits	2	7	—		9
Total interest income	5,249	3,780	37		9,066

Interest expense
Demand deposits	175	47	—		222
Savings deposits	107	181	—		288
Time deposits	1,435	1,392	(67	)(3)	2,760
Other borrowings	611	109	(11	)(4)	709
Total interest expense	2,328	1,729	(78)		3,979

Net interest income	2,921	2,051	115		5,087

Provision for possible loan losses	160	75	—		235

Net interest income after provision for possible loan losses	2,761	1,976	115		4,852

Noninterest income
Service charges and fees	117	135	—		252
Earnings on cash value of life insurance	97	79	—		176
Gain on sale of real estate	6	456	—		462
Realized gain on AFS securities	42	—	—		42
Other service charges and fees	177	26	—		203
Total noninterest income	439	696	—		1,135

Noninterest expenses
Salaries and employee benefits	1,383	800	—		2,183
Occupancy expenses	331	114	4	(8)	449
Equipment expenses	156	119	—		275
Telecommunication and processing charges	177	76	—		253
Postage and office supplies	66	74	—		140
Bank shares tax	86	86	—		172
Directors’ fees	72	56	—		128
Other expenses	359	280	23	(1)	662
Total noninterest expenses	2,630	1,605	27		4,262

Income before income taxes	570	1,067	88		1,725

Income tax expense	92	256	30	(2)	378

Net income	$478	$811	$58		$1,347
Adjusted net income (C)	$478	$510	$58		$1,046

Pro forma per share data (A)(B):
Net income per share	$0.50	$1.03			$0.77
Adjusted net income per share (C)	$0.50	$0.65			$0.60

Weighted average shares outstanding (B)	962,585	787,500			1,750,085

(A)                              Share data is restated to a pro forma per share equivalent basis based on the recapitalization at the exchange ratios of 2.435 for First Perry and 2.520 for HNB.

(B)                                Neither First Perry nor HNB have common share equivalents outstanding as of September 30, 2008, resulting in a simple capital structure.

(C)                                Net income and net income per share were adjusted to exclude HNB’s one time gain from the sale of real estate of $456,000 pretax or $301,000 after-tax.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the consolidation is presented as of and for the nine months ended September 30, 2008.  First Perry and HNB are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of First Perry’s or HNB’s policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company.  However, in the presentation provided herein, no significant reclassifications were required.

The pro forma adjustments consist of the expected purchase price adjustments necessary to combine First Perry and HNB, including the conversion of HNB common stock and First Perry common stock into shares of Riverview common stock using the exchange ratio in the consolidation agreement.  In the consolidation, First Perry shareholders received 2.435 shares of Riverview common stock for each share of First Perry common stock they own on the effective date of the consolidation.  HNB shareholders received 2.520 shares of Riverview common stock for each share of HNB stock they own on the effective date of the consolidation.  It is noted that because the Riverview common stock for which First Perry and HNB common stock was exchanged, will be created through the consolidation, and because Riverview has no prior operating record or historical market value, the value of Riverview common stock received by First Perry and HNB stockholders cannot be specified in the usual manner.  As a proxy for this pro forma analysis the Riverview share price was computed using the average closing price of First Perry common stock for the period commencing two trading days prior to and ending two trading days after the consolidation was announced on June 18, 2008 (the average price was $35.00 per share as obtained from First Perry), divided by the First Perry exchange ratio of 2.435.  The illustrated Riverview price for this pro forma analysis was $14.37 per share.  First Perry and HNB cannot predict what the value or price of Riverview’s common stock will be at the closing of the transaction or how the value or price of Riverview’s stock may trade at any time, including the date hereof.  HNB and First Perry had no employee stock options outstanding, warrants or any other stock based obligations at September 30, 2008 that will need to be converted into Riverview common stock upon consummation of the consolidation.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the consolidation.  Such costs are expected to approximate $0.7 million on a pre—tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet.  Under SFAS No. 141R, “Business Combinations”, certain other costs will not be accruable at the closing of the consolidation and will be recognized in periods both before and after the date of the consolidation.  The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

Note 1 — Basis of Pro Forma Presentation (Continued)

The total estimated purchase price of HNB common stock for the purpose of this pro forma financial information is $12.0 million.

		September 30, 2008
		($ in thousands, except share data)
Purchase Price: HNB common stock outstanding	312,500
Exchange ratio	2.52
Riverview common stock to be issued	787,478
Assumed price per Riverview common share	$14.37
Purchase price assigned to shares exchanged for stock		$11,316
Transaction costs		663
Total Purchase Price		$11,979

Net Assets Acquired:
HNB shareholders’ equity	10,815

Estimated increase (decrease) to reflect assets acquired at fair value:
Securities	—
Loans	(164)
Core deposit intangible	173
Bank premises & furniture, fixtures and equipment	71
Deferred tax asset	26

Estimated (decrease) to reflect liabilities acquired at fair value:
Time deposits	(124)
Borrowings	(33)
		10,764
Goodwill resulting from consolidation		$1,215

The consolidation will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of HNB be adjusted to the fair value as of the date of the acquisition.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of HNB at their respective fair values and represent management’s best estimates based upon the information available at this time.  These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed.  Furthermore, the final allocation of the purchase price will be determined after the consolidation is completed and after completion of a final analysis to determine the fair values of HNB’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction.  The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein.  Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement.  Such adjustments, when compared with the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the income statement due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations, combined financial position or the final goodwill resulting from consolidation that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or future financial position of the combined company.

Note 2 — Pro Forma Adjustments

                The purchase accounting and pro forma adjustments related to the unaudited pro forma combined balance sheets and income statements are described as follows:

(1)                                  Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets of $1,215,000 and $663,000 in costs associated with the consolidation; (b) the recognition of core deposit intangible of $173,000.  The nature, amount and amortization method of possible intangibles are being analyzed by management.  The adjustments related thereto and recorded herein are based on the current assumptions and valuations which are subject to change.  The core deposit intangible was assumed to be amortized on a sum of the years method over a ten year period, resulting in expense of $31,000 in the first year.

(2)                                  Adjustments to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis.  Deferred taxes were recorded using the federal tax rate of 34%.

(3)                                  Adjustments to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments.  The adjustment will be recognized over the next 5 years using a level yield amortization method based upon the maturities of the deposit liabilities.  This adjustment is expected to decrease pro forma pre-tax interest expense by $90,000 in the first year following consummation.

(4)                                  Adjustments to the fair value of HNB’s long-term debt which consists primarily of a convertible FHLB advance due to mature in 2018.  The adjustment will be substantially recognized over the next 3years using a level yield amortization method based upon the maturity of the debt.  This adjustment is expected to decrease pro forma pre-tax interest expense by $14,000 in the first year following consummation.

(5)                                  Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the consolidation.  Such expense includes fees related to the professional services provided in connection with the consolidation as well as an estimate of the associated severance, deferred compensation obligations and contract cancellations.  Of the $663,000 expected to be incurred, $252,000 was paid as of September 30, 2008 and is included in other assets and the remaining $411,000 is included in other liabilities.

(6)                                  Adjustment to reflect Riverview common stock expected to be issued in exchange for issued and outstanding shares at HNB and First Perry.

(7)                                  Adjustment to eliminate HNB’s historical shareholders’ equity.

(8)                                  Adjustment to reflect the fair value of an owned building to estimated current market value.  Annual depreciation expense will increase $5,000 annually for this adjustment.

(9)                                  Adjustment to reflect the fair values of investments based upon current market valuations.  Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity.  Such amounts were eliminated in item (7) since the investment securities were recorded on the balance sheet at their fair market value as of the effective date of the consolidation and therefore will require prospective accretion of the discount to properly record earnings under the purchase accounting method.  The adjustment will be substantially recognized over the next 4 years using the sum of the years amortization method based upon the expected life of the investments.  This investment adjustment is expected to increase pro forma pre-tax interest income by $106,000 in the first year following the consummation.

(10)                            Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio.  The adjustment will be substantially recognized over the next 8 years using the sum of the years amortization method based upon the expected life of the loans.  This adjustment is expected to initially reduce pro forma pre-tax income by $57,000 in the first year, $49,000 in the second year and $15,000 in the third year following consummation and then increasing pro forma pre-tax income thereafter.

(11)                            Management reviewed the HNB loan portfolio to reflect the impact of the adoption of Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”).  This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations.  Based upon management’s analysis, an adjustment for $475,000 was made relating to the implementation of SOP 03-3.